UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2008

FULLCIRCLE REGISTRY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-51918	87-0653761
(State of or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Alpine Drive, Shelbyville, Kentucky	40065
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (502) 410-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 9, 2008, funeral services were held for Jimm Axline, a former officer of FullCircle Registry, Inc. (the “Company”). Mr. Axline served the Company in the capacity of Vice President for Agency Acquisitions, Vice President of Operations for FullCircle Prescription Services, Inc. (“FCPS”), and Vice President of FullCircle Insurance Agency, Inc. (“FCIA”).  Mr. Axline’s dedication to the Company will be sorely missed.

On December 11, 2008, Norman L. Frohreich, President and CEO, and the board of directors appointed Mr. Brion Tinsley to the positions of Vice President of the Company and Vice President of Operations for FCPS.  Mr. Tinsley brings a wealth of experience to the Company.  Prior to joining the Company, Mr. Tinsley worked in the banking industry for Citizens Fidelity Bank/Trust Company as Vice President of Financial Services.  During his 15 year tenure from 1974 to 1989 with Citizens Mr. Tinsley managed Cash Management Services, Retail Lockbox Processing and Bank Processing.  Customer banks varied from $50 million in assets to over $2.5 Billion in assets.  From 1990 until 2005 Mr. Tinsley owned and managed several businesses, including a prescription drug distribution company.  Mr. Tinsley’s distribution business provided prescriptions to nursing homes and individuals in the Commonwealth of Kentucky and distributed prescriptions to individuals nationally for AMPO, LLC.  At its height, Mr. Tinsley’s distribution business employed fifteen pharmacists.  Mr. Tinsley’s years’ of experience in the prescription drug distribution business is a welcome addition to the Company’s expansion of its business in that area.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULLCIRCLE REGISTRY, INC.
Dated: December 15, 2008	By	/s/ Norman L. Frohreich
Norman L. Frohreich
Its: President and CEO

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